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                                                          Exhibit 3(14)

                           XENOTECH AUSTRALIA PTY LTD
                                 ACN 060 154 949


                                     - and -


                                  PHILIP HARMAN











                     ---------------------------------------

                              EMPLOYMENT AGREEMENT

                     ---------------------------------------








                                Solomon Brothers
                                Solicitors
                                Level 40
                                Exchange Plaza
                                2 The Esplanade
                                PERTH  WA  6000

                                Tel: 221 5888
                                Fax: 221 5955
                                Ref: PFF/JMM/6446655


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                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 17th day of May 1996

BETWEEN

XENOTECH AUSTRALIA PTY LTD ACN 060 154 949 of Suite 1, 41 Walters Drive, Osborne Park in the State of Western Australia ("the Company") of the first part;

- and -

PHILIP HARMAN of 45 Ventnor Street, Scarborough in the State of Western Australia, ("the Employee") of the second part;

RECITALS


A. The Company carries on the business of invention, research, development, manufacture and marketing of three dimensional television and related technology ("the Business").

B. The Company wishes to engage the Employee as the Director - Technical Development of the Company.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.       INTERPRETATION

         1.1 In this Agreement unless a contrary intention appears or the context or subject matter otherwise requires:-

              1.1.1     "the Company" means Xenotech Australia Pty Ltd;

              1.1.2     "the Employee" means Philip Harman;

              1.1.3     "Salary" means the salary specified in clause 6.1.1;


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              1.1.4     "Term" shall mean the period described in Clause 3;

              1.1.5     "Commencement Date" means 3 June 1996;

              1.1.6 "Price" means TWENTY FIVE CANADIAN CENTS (CAN0.25(cent)) per issued Share;

              1.1.7 "Related Corporation" means a corporation which is deemed to be related to the Company by virtue of
                        Section 50 of the Corporations Law;

              1.1.8 "Shares" means common shares in the capital stock of Xenotech Incorporated ("XI");

              1.1.9 "writing" includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a visible form and "written" has a corresponding meaning;

              1.1.10 "the Technology" means the stereoscopic three dimensional television viewing system under development by the Company and any improvements or alterations of any kind to that system together with all parts, attachments, accessories and related technology and any patent relating thereto and any other inventions or developments whatsoever which are or become the property of the Company;

         1.2 A reference in this Agreement to a party includes a reference to a party's successors and permitted assigns.

         1.3 Words and expressions denoting the singular number shall mean and include the plural and vice-versa. Any gender shall mean and include all genders.

         1.4 Words and expressions denoting individual persons shall mean and include companies and associations of persons whether or not incorporated.

         1.5 References to any statutory enactment or law shall mean and shall be construed as


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              reference to that enactment or law as amended or modified or re-enacted from time to time and to all regulations thereunder and to the corresponding provisions of any similar enactment or law of any other relevant jurisdiction.

         1.6 References to recitals, clauses, sub-clauses, paragraphs or Schedules, whether by letter or number, are references to recitals, clauses, sub-clauses, paragraphs or Schedules of this Agreement. Schedules of this Agreement are incorporated in the Agreement.

         1.7 Headings shall not affect the construction or interpretation of this Agreement.

         1.8 References in this Agreement to money are, except where otherwise specified, references to the currency of Australia.

         1.9 Where a day appointed or specified by this Agreement for the payment of any money falls on a Saturday, Sunday or a day appointed as a bank holiday for the whole day the day so appointed or specified shall be deemed to be the day preceding the day so appointed or specified which is not in turn a Saturday, Sunday or day so appointed as a holiday for the whole day.

         1.10 If for any reason any provision or part of any provision of this Agreement is unenforceable and cannot be construed so as to be enforceable the remaining provisions hereof or part of any provision shall nevertheless be carried into effect.

2.       APPOINTMENT OF EMPLOYEE

         2.1 The Company hereby appoints the Employee to the full-time position of Director - Technical Development of the Company during the Term.

         2.2  The Employee hereby accepts such appointment.

         2.3 The Employee shall perform the duties of Director - Technical Development of the Company during the Term.


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3.       TERM OF APPOINTMENT

         The Employee's appointment under this Agreement shall be for a three-year period commencing 3 June 1996 ending on 3 June 1999 provided however that the period shall automatically be extended for a further 12 months from 3 June 1999 and from each succeeding anniversary of that date unless either the Company or the Employee gives to the other written notice of termination not less than 90 days prior to 3 June.

4.       EMPLOYEE RESPONSIBLE TO MANAGING DIRECTOR OF THE COMPANY

         The Employee shall in all respects comply with the directions of the Managing Director of the Company. The duties of the Employee shall, unless otherwise directed by the Managing Director, include those set out in the Schedule.

5.       EMPLOYEE TO BEHAVE DILIGENTLY

         5.1 The Employee shall perform all obligations hereunder and conduct all operations in a good, professional, workmanlike and commercially reasonable manner with a standard of diligence, competence and care appropriate in the circumstances to the office of Director - Technical Development and in accordance with generally accepted practices appropriate to the activities undertaken.

         5.2 The Employee shall use his best endeavours throughout the term to promote, develop and extend the business of the Company.

6.       REMUNERATION OF EMPLOYEE

         6.1 In consideration for performing the duties of Director - Technical Development for not less than 40 hours per week, and for such additional hours as those duties may require, the Employee shall be paid during the Term:

              6.1.1 an annual base salary of $120,000 paid in fortnightly increments. The annual base salary will be reviewed on 3 June 1997 and 3 June 1998;


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              6.1.2     a discretionary performance bonus ("the Bonus") subject
                        to the following criteria:

                        6.1.2.1 the Bonus shall be payable only when, and in amounts that, the Company in its sole discretion may determine;

                        6.1.2.2 the Bonus shall be subject in any event to the achievement by the Company of quarterly targets mutually agreed between the Board of Directors of XI and the Employee;

                        6.1.2.3 in any year of the Term in the event that the Company achieves its targets in each quarter, and determines to pay a bonus in each quarter, it is intended that the total annual bonus will amount to not less than $25,000 p.a;

         6.2 The Company shall procure that XI, being a Related Corporation, shall as soon as is practicable after the execution of this Agreement grant to the Employee the options specified below to purchase Shares for the Price. Any of the options that have not been exercised by 3 June 2001 or by the date of termination of the Term, whichever occurs first, shall expire at that time and be incapable of exercise. The options may only be exercised by the Employee and are not capable of transfer, assignment or encumbrance in any manner whatsoever:

                        30,000 Shares exercisable from July 1st, 1996

                        20,000 Shares exercisable from January 1st, 1997

                        15,000 Shares exercisable from July 1st, 1997

                        15,000 Shares exercisable from January 1st, 1998

                        20,000 Shares exercisable from July 1st, 1998

7.       ANNUAL LEAVE

         7.1 The Employee shall be entitled to 4 weeks paid annual leave within any 12 month period during the Term accumulated at the rate of
              1.666 days per calendar month and to be taken at such times as may be selected by the Employee and approved by the Company.


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         7.2  The Employee shall not be required to work on those days recognised from year to year as statutory public holidays in Western Australia. In the event that the Employee does not less than 8 hours work on a public holiday he shall be entitled to 1 days paid leave.

         7.3 At the discretion of the Employee part or all of annual leave and such days in lieu of public holidays may be accrued from year to year up to a maximum of 12 weeks entitlement at any time and thereafter the Employee's entitlement to any accrued leave shall, unless the Company otherwise determines, lapse.

         7.4 The Employee shall be entitled to take no more than 8 weeks of such accumulated leave entitlement within any 12 month period unless the Company determines otherwise.

8.       SUPERANNUATION

         Except to the extent required by law, the Company shall be under no obligation to make any contribution or provision for superannuation benefits with respect to the Employee, PROVIDED HOWEVER, and subject to any statutory provision to the contrary, all contributions or provisions required by law to be made for superannuation benefits for the Employee shall be made payable to National Mutual Trustees Ltd - LAMP P/S Ref: P V Harman 002019 and forwarded to Precedent Group (attn:
         Mr Robin Walford), PO Box 26 Central Park, 152-158 St George's Terrace, Perth 6000.

9.       EMPLOYEE'S COSTS

         The Company (in addition to the Salary) shall be responsible for:

         9.1 all travelling and accommodation costs and other reasonable out-of-pocket expenses incurred by the Employee, with the prior written approval of the Company, in performing his duties as Director - Technical Development. It is a condition precedent to the entitlement of the Employee to the reimbursement of each such cost that the Employee produce to the Company vouchers receipts or other appropriate evidence of the incurring of the cost or expense. Reimbursement is to be made to the Employee by the Company not later than 7 days after production by the Employee of the said vouchers, receipts or

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              other appropriate evidence of the cost incurred.

         9.2 the reasonable cost of a policy of insurance for the Employee with respect to director's liability providing a reasonable level of insurance cover.

10.      POWERS OF THE EMPLOYEE

         The Employee shall comply with the directions of the Managing Director of the Company, the Company, its Articles of Association, the Corporations Law and every other relevant law and shall otherwise perform his duties in such manner as he may reasonably consider necessary in order to fulfil his obligations under this Agreement.

11.      CONFIDENTIAL INFORMATION

         11.1 The Employee hereby covenants and agrees that all knowledge, experience, know-how, expertise and information relating to the Technology is valuable confidential property of the Company and/or its Related Corporations and the Employee shall not either during the continuance of this Agreement or thereafter, except in the proper course of his duties or with the prior written consent of the Company, divulge to any person, and shall use his best endeavours to prevent the publication or disclosure of, any trade secret of the Company or a Related Corporation or any information concerning the Business, the Technology or the finances of the Company or a Related Corporation or any of its dealings transactions or affairs which may come to the knowledge of the Employee during the course of this Agreement, and shall keep such trade secrets and information confidential.

         11.2 The following acts shall not constitute a breach of confidence by the Employee:

              11.2.1 disclosure to officers, employees, agents or sub-contractors of the Company as may be necessary to effectively carry out the terms of this Agreement;

              11.2.2 disclosure to the extent required by any law applicable to the Employee or by any authority or regulatory body having jurisdiction over the Employee;


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              11.2.3    disclosure to the extent that it can be shown that the
                        material disclosed had, at the time of disclosure and through no wrongful act on the part of the Employee, already come within the public domain or had generally become known within the relevant industry.

12.      RIGHTS TO INTELLECTUAL PROPERTY

         12.1 The Employee hereby covenants and agrees with the Company that:-

              12.1.1 copyright in all things produced by the Employee in the course of performing his duties as Director - Technical Development including without limitation information recorded on computer disc or tape, audio tape or in writing, shall vest in and become the property of the Company immediately the thing is produced;

              12.1.2 it shall be ensured that all information produced by the Employee in the course of performance of his duties as Director - Technical Development and recorded on computer tape or disc shall be written in a computer language which is compatible with the computer equipment commonly used by the Company so that it may be readily accessed by the Company using computer equipment in the possession of the Company;

              12.1.3 ownership of any invention, technology, prototype, or know-how relating directly or indirectly to the Technology its component parts and related products developed, conceived or acquired by any means whatsoever by or on behalf of the Employee during the course of this Agreement shall be deemed to be immediately vested in the Company and the Employee shall have no right or interest therein whatsoever including any right to use in any way for the benefit of the Employee.

         12.2 The Company may, at its complete discretion, reward the Employee as the Company deems appropriate for any invention made or other outstanding contribution to the development of the Technology.


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13.      EXCLUSIVE SERVICE

         The Employee shall not without the prior written consent of the Company during the Term provide services either directly or indirectly (including without limiting the generality of the foregoing via corporate body, trust or other entity) in any capacity in any trade, business or occupation other than the Business.

14.      TERMINATION

         14.1 The Term may be terminated by the Company without prior notice if the Employee shall at any time during the Employment Period:-

              (a) be guilty of any grave misconduct or wilful neglect in the discharge of his duties hereunder;

              (b)       die or become of unsound mind;

              (c)       commit an act of bankruptcy;

              (d) be convicted of an indictable offence other than an offence which relates to the ownership or driving of a motor vehicle;

              (e) for a period of 6 consecutive months or for a period aggregating 6 months in any period of 12 months be unable through accident illness or other physical or mental incapacity to perform his duties hereunder.

         14.2 The Term may be terminated by either party at any time upon giving to the other party three (3) months written notice and is considered to be terminated at the end of this three (3) month period.

         14.3 If the Company wishes to terminate the employment of the Employee by reason of the fact that the Employee's position has become redundant then the Company may terminate the Term without notice in which event it shall pay to the Employee a bona fide redundancy payment in the sum of thirty thousand dollars ($30,000.00).


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         14.4 Upon the termination of the Term the rights and obligations of the
              Parties shall, other than pursuant to clauses 11, 12 and 15 be at an end and the Parties shall be free of and discharged from all liabilities under this agreement save for the performance of those covenants and agreements (if any) which theretofore should have been performed and all damages for breach of any of the same.

15.      UPON TERMINATION

         The Employee shall within 24 hours of the date of termination of this agreement deliver up to the Company at the address of the registered office for the Company all books, papers, audio, video and computer tapes, computer discs and other documents of whatever sort in the possession or control of the Employee relating to the Business or the affairs of the Company and each and every other item of property of the Company. The said audio, video and computer tapes and discs shall be delivered up with all information recorded thereon as at the date of termination intact and without erasure.

16.      ASSIGNMENT

         The Employee may not assign his rights and obligations under this Agreement.

17.      SEVERANCE

         In the event that any part of this Agreement is or becomes void or unenforceable then that part shall be severed from this Agreement to the intent that all parts that shall not be or become void or unenforceable shall remain in full force and effect and unaffected by any such severance.

18.      PROPER LAW

         This Agreement shall be governed by and construed according to the laws of Western Australia and the parties hereby submit to the jurisdiction of any competent court of Western Australia able to entertain claims arising hereunder.

19.      COSTS


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         All costs incidental to the preparation and stamping of this Agreement shall be paid by the Company.

20.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements or understandings, written or oral, express or implied, between the parties hereto concerning and relating to any and all of the subjects and contents hereof.

21.      VARIATION

         This agreement shall not be changed or modified in any way except in writing executed by both the Company and the Employee.

22.      NOTICES

         Any notice, offer, request, payment or demand required or permitted to be given under the Agreement shall be in writing and shall be deemed sufficiently served if delivered in person or by telex or telegraph or facsimile or sent by security postage prepaid (and air mail if sent from outside the State of the addressee) and addressed in the case of the parties to their addresses aforesaid or to the latest address a party shall have specified in a written notice given to the other party. Notices given or payments made by security post as aforesaid shall be deemed to have been given or made three (3) days after posting and in the case of telex or telegraph or facsimile will be deemed to have been given or made on the next business day in Western Australia following the day of transmission. A notice, offer, request or demand may be signed by a director, secretary, manager of or solicitor for a party giving notice.


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                                    SCHEDULE

DUTIES OF EMPLOYEE (Clause 4)

Directs and controls the research and development activities of the Company.

Evaluates, reports and makes recommendations on the technical viability of new technologies that may be of interest to the Company.

Assists with the marketing of the Company's technologies, products and services.

Directs and manages staff involved in the activities under his direction.

Allocates projects and activities to technical staff as necessary.

Provides reports on the projects and activities under his control as requested.

Represents the Company at seminars, conferences and other functions as requested.

Makes formal and informal presentations relating to the Company's technologies, products and services.

Develops budgets for resources under his control and presents them for approval.

Manages resources under his control within approved budgets.


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DULY EXECUTED as at the date of this Agreement.

THE COMMON SEAL of XENOTECH              )
AUSTRALIA PTY LTD                        )
ACN 060 154 949 was hereunto affixed     )
by authority of the Directors in the     )
presence of:                             )


Director:

Director/Secretary:



SIGNED BY the said                       )
PHILIP HARMAN                            )
in the presence of:                      )


Witness:

Address:

Occupation:


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